Exhibit 10.1 Aircastle Advisor LLC 300 First Stamford Place, 5TH Floor Stamford, CT 06902

October 4, 2016

Dear Aaron:

This letter confirms our agreement regarding severance that you are eligible to receive in the event of a Qualifying Termination with Aircastle Limited and its subsidiaries (collectively, the “Company”). Capitalized terms not defined in Appendix A shall have the meaning given in the Aircastle Limited 2014 Omnibus Incentive Plan, as amended or superseded. In the event of a Qualifying Termination, you will receive the following as severance:

1.	one year’s total compensation, being equal to the sum of your annual base salary and target bonus as in effect on the termination date;

2.	that portion of your annual bonus for the period of your employment (January 1 through the date of termination), which you would have been otherwise entitled to receive under the Company’s bonus plan, based on actual corporate performance for such year; and

3.	provided that you timely elect COBRA continuation coverage, reimbursement of your COBRA premiums under the Company’s health plans during the twelve (12) month period following termination, provided there are no adverse tax results to the Company and reimbursements shall cease if you become eligible to participate in the health plan of a subsequent employer; the reimbursement period shall run concurrently with your applicable COBRA continuation period.

These amounts will be paid subject to applicable tax withholdings and your execution of a release of claims in a form reasonably satisfactory to the Company (and the expiration of any revocation period for such release) within sixty (60) days following the Qualifying Termination date and are in lieu of any other severance you may be entitled to receive from the Company. Subject to the foregoing, the amount described in clause 1 shall be paid in a lump sum by the sixtieth (60th) day after the Qualifying Termination date and the amount described in clause 2 shall be paid when annual bonuses are generally paid to employees of the Company. In return for the foregoing, you agree to be bound by the covenants of Competition and Solicitation as set forth in Appendix A. All questions concerning the construction, validity and interpretation of this letter shall be governed by the laws of the State of Connecticut without giving effect to principles of conflicts of law of such state.

If any of payments received by you would be not be deductible by the Company due to Section 280G of the Internal Revenue Code of 1986, as amended, then such payments will be reduced to the extent necessary to make such payments deductible, with full value cash payments being reduced before non-cash payments, and payments to be paid last being reduced first.

Please indicate your agreement to the foregoing by signing the enclosed copy of this letter and returning it to me at your earliest convenience.

Sincerely,

/s/ Christopher Beers
Christopher Beers
General Counsel

Accepted: /s/ Aaron Dahlke

Appendix A

1.    “Good Reason” means the occurrence, without your express prior written consent, of any of the following events: (i) the failure by the Company to pay you any material portion of your base salary within ten (10) days of the date such base salary is due, (ii) the relocation of your principal location of employment to a location outside a twenty (20) mile radius from its then current location, (iii) any material diminution of your duties, responsibilities or authorities hereunder (provided, however, that the consummation of a transaction whereby the Company is no longer publicly held will not by itself constitute such a diminution), or (iv) any breach by the Company of any of its material obligations to you. Notwithstanding the foregoing, you must give the Company detailed, written notice of any event or circumstance you consider to constitute Good Reason within ninety (90) days of the initial existence of event or circumstance and a reasonable opportunity (not less than thirty (30) days) for the Company to cure such event or circumstance.

2.    “Qualifying Termination” means there is a Change in Control of the Company, and within one-hundred twenty (120) days prior thereto, or within twelve (12) months thereafter, your employment is terminated by the Company (other than for Cause or due to your death or disability) or you terminate your employment for Good Reason.

3.    “Competition” means that during the period of your employment with the Company:

(a)    you will not: (i) directly or indirectly, engage in, manage, operate, control, supervise, or participate in the management, operation, control or supervision of any business or entity which competes with (any such action individually and in the aggregate, to compete with) the Company or serve as an employee, consultant or in any other capacity for such business or entity; (ii) have any ownership or financial interest, directly, or indirectly, in any competitor including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which you own less than five percent (5%) of the outstanding shares of such corporation), officer, director, employee, principal, agent or consultant, or (iii) serve as a representative of any business organization; any or all of which, without first obtaining written approval of the chief executive officer of the Company. You also agree that as long as you are employed by the Company, you will not undertake the planning or organization of any business activity competitive with the Company. In this regard, you acknowledge that the Company’s business, which you support, is worldwide in scope, and that, as a result, having a restriction on your employment which is also worldwide in scope, is a reasonable one; and

(b)    six (6) months thereafter, (i) the provisions of 3(a)(i) and (ii), above, shall apply, and (ii) you will not directly or indirectly, solicit, take away, divert or attempt to divert, the business or patronage of any clients or customers of the Company for the purpose of providing services that materially compete with the services provided by the Company at the time of your termination.

4.    “Solicitation” means that during the period of your employment with the Company and for twelve (12) months thereafter, you shall not, directly or indirectly, other than in connection with carrying out your duties during the period of your employment with the Company, solicit or induce any of the employees or consultants of the Company (or individuals who served as employees or consultants of the Company at any time during the preceding nine (9) month period): (i) to terminate their employment or relationship with the Company, and/or (ii) to work for you or any competitor of the Company.